                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Physician Support Systems, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                        PHYSICIAN SUPPORT SYSTEMS, INC.
                         Rte. 230 and Eby-Chiques Road
                          Mt. Joy, Pennsylvania 17552

                             --------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be Held on June 4, 1997

                             --------------------


     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Physician Support Systems, Inc. (the "Company") will be held at The University Club, 1 West 54th Street, New York, New York 10019 on Wednesday, June 4, 1997, at 9:30 a.m., local time, for the following purposes:

     (1)  To elect five (5) directors to the Board of Directors;

     (2) To authorize and approve an amendment to the Amended and Restated Certificate of Incorporation of the Company changing the name of the Company to "Physician & Hospital Support Services, Inc.";

     (3) To vote on a proposal to ratify the selection of independent auditors; and

     (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 30, 1997 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the meeting and any adjournment thereof. From May 24, 1997 through June 3, 1997, during ordinary business hours, a list of such stockholders shall be available for examination by any stockholder for any purpose germane to the annual meeting at the offices of BPI Capital Partners, Inc., 405 Park Avenue, New York, New York 10022.

     Your attention is directed to the Proxy Statement submitted with this Notice.

                                    By order of the Board of Directors

                                    David S. Geller
                                    Senior Vice President
                                    Chief Financial Officer and Secretary

Mt. Joy, Pennsylvania
May 10, 1997

     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                        PHYSICIAN SUPPORT SYSTEMS, INC.
                         Rte. 230 and Eby-Chiques Road
                          Mt. Joy, Pennsylvania 17552

                           -------------------------

                          PRELIMINARY PROXY STATEMENT

                           -------------------------


     The enclosed form of proxy is solicited by the Board of Directors of Physician Support Systems, Inc. (the "Company") for use at the annual meeting of stockholders to be held at The University Club, 1 West 54th Street, New York, New York 10019 on Wednesday, June 4, 1997 and any adjournment thereof. When such proxy is properly executed and returned, the shares it represents will be voted as directed at the meeting and any adjournment thereof or, if no direction is indicated, such shares will be voted in favor of the proposals set forth in the notice attached hereto. Any stockholder giving a proxy has the power to revoke it at any time before it is voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking such proxy or (ii) a duly executed proxy bearing a later date. Furthermore, if a stockholder attends the meeting and elects to vote in person, any previously executed proxy is thereby revoked.

     Only stockholders of record as of the close of business on April 30, 1997 (the "Record Date") will be entitled to vote at the annual meeting. As of that date, the Company had outstanding 9,720,033 shares of common stock, $.001 par value ("Common Stock"). Each share of Common Stock is entitled to one vote. No cumulative voting rights are authorized, and appraisal rights for dissenting stockholders are not applicable to the matters being proposed. It is anticipated that the Proxy Statement and the accompanying proxy will first be mailed to stockholders of record on or about May 10, 1997.

     Votes cast by proxy or in person at the annual meeting will be tabulated by the inspector of elections appointed for the meeting who will also determine whether a quorum is present for the transaction of business. The Company's Amended and Restated By-laws provide that a quorum is present if the holders of a majority of the issued and outstanding stock of the Company entitled to vote at the meeting are present in person or represented by proxy. Abstentions and broker "nonvotes" will be counted as present and entitled to vote in determining whether a quorum requirement is satisfied. A broker "nonvote" occurs when a broker holding shares for a beneficial owner votes on one proposal pursuant to a discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the broker has not received instructions from the beneficial owner and does not have discretionary power. An abstention from voting by a stockholder on a proposal has the same effect as a vote "Against" such proposal except with respect to the election of Directors, in which case abstentions will have no effect. Broker "nonvotes" are not counted for purposes of determining whether a proposal has been approved.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     Management of the Company and the Board of Directors of the Company (the "Board of Directors") recommend the election of the nominees listed below for the office of director, to hold office until the next annual meeting and until their successors are elected and qualified or until their earlier resignation or removal. All of such nominees are members of the present Board of Directors.

     The Board of Directors has no reason to believe that any of the nominees for the office of director will not be available for election as a director. However, if at the time of the annual meeting any of the nominees should be unable or decline to serve, the persons named in the proxy will vote for such substitute nominees, vote to allow the vacancy created thereby to remain open until filled by the Board of Directors or vote to reduce the number of directors for the ensuing year, as the Board of Directors recommends. In no event, however, can the proxy be voted to elect more than five directors. The election of the nominees to the Board of Directors requires the affirmative vote of a plurality of the shares held by stockholders present at the annual meeting in person or by proxy.

     Set forth below are the nominees for reelection to the Board of Directors. Also set forth below as to each nominee is his or her age, the year in which such nominee was first elected a director, a brief description of such nominee's principal occupation and business experience during the past five years, directorships of certain companies presently held by such nominee, and certain other information, which information has been furnished by the respective individuals.

Peter W. Gilson
Age 56
Director since 1991

     Peter W. Gilson has served since August 1991 as a Director and the President and Chief Executive Officer of the Company. Mr. Gilson was the President of the Goretex Fabrics Division of W.L. Gore & Associates from 1978 to 1986, and the Chief Operating Officer of The Timberland Company, a manufacturer of footwear and outdoor clothing, from 1986 to 1988. From 1988 to 1991, Mr. Gilson served as President, Chief Executive Officer and Chairman of the Board of Warrington Group, Inc., a manufacturer of fire safety products, which was previously a division of The Timberland Company. Mr. Gilson continues to serve as the Chairman of the Board of Warrington Group, Inc. as well as a director of each of Swiss Army Brands, Inc., Sweetwater, Inc. and Glenayre Technologies Inc.

Hamilton F. Potter III
Age 40
Director since 1991

     Hamilton F. Potter III has served since August 1991 as a Director and the Executive Vice President, Chief Operating Officer, Treasurer and Assistant Secretary of the Company. From that time until May 1996, Mr. Potter also served as the Chief Financial Officer of the Company. Mr. Potter co-founded BPI Capital Partners, Inc. ("BPI Capital"), a private investment firm, in 1990 and has been a Managing Director of BPI Capital since that time.

Peter D. Cooper
Age 42
Director since 1997

     Peter D. Cooper has served as a Director of the Company since April 1997 and has served as President and Chief Executive Officer of EE&C Financial Services, Inc. ("EE&C"), a hospital and physician accounts receivable management company that the Company acquired in August 1996, since 1996. From 1986 through 1995, Mr. Cooper was the President of the law firm of Eltman, Eltman & Cooper, P.C.

Mortimer Berkowitz III
Age 43
Director since 1991

     Mortimer Berkowitz III has served as a Director of the Company since August 1991 and served as a Vice President and the Secretary of the Company from August 1991 until December 1995. Mr. Berkowitz is a co-founder of BPI Capital and has been a Managing Director of BPI Capital since 1990. Mr. Berkowitz also is a director of VZV Research Foundation, Inc.

Richard W. Vague
Age 40
Director since 1996

     Richard W. Vague has served as a Director of the Company since August 1996. Mr. Vague has served as a director of First USA, Inc., First USA Financial, First USA Federal Savings Bank and First USA Paymentech since August 1991, as President of First USA, Inc. since June 1990 and as President and Chief Executive Officer of First USA Bank from 1987 to 1995 and is currently its Chairman and Chief Executive Officer. The First USA companies are financial services companies specializing in the credit card business.

Operation of the Board of Directors

     The Company has a Compensation Committee of the Board of Directors (the "Compensation Committee") that is currently composed of Messrs. Berkowitz and Gilson. The Compensation Committee is responsible for establishing and administering the overall compensation policies and determining compensation matters applicable to the Company's senior management and other key officers. The Compensation Committee may exercise such additional authority as may be prescribed from time to time by the Board of the Directors. The Compensation Committee met two times in 1996.

     The Audit Committee of the Board of Directors is currently composed of Messrs. Potter, Berkowitz and Vague. The Audit Committee was formed in October 1996 and met one time in 1996. The Audit Committee is responsible for meeting with the Company's auditors at least annually to review the Company's financial statements and internal accounting controls. The Audit Committee will also be responsible for submitting recommendations to the Board of Directors regarding the Company's internal accounting controls and may exercise such additional authority as may be prescribed from time to time by the Board of Directors.

     The Company does not have a nominating committee.

     During 1996, there were thirteen meetings of the Board of Directors. The Board of Directors took action during 1996 pursuant to seven unanimous written consents without meetings.

Directors' Compensation and Expenses

     The Company pays each of its non-employee directors an annual retainer of $10,000 and a fee of $2,000 for each Board of Directors meeting and $1,000 for each committee meeting attended in person and $500 for each such meeting attended by telephone. The Company also reimburses each director for out-of-pocket expenses associated with each Board of Directors or committee meeting attended. The Company has adopted a policy to award each non-employee director stock options to purchase 10,000 shares of Common Stock at the time he or she is elected to the Board of Directors and to award additional stock options to purchase 5,000 shares of Common Stock annually thereafter, so long as such person continues as a director. All of such options vest immediately upon grant.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 1.

   PROPOSAL 2 - APPROVAL OF AMENDMENT TO AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION

     The Board of Directors has approved a change in the Company's name to "Physician & Hospital Support Services, Inc." The Board of Directors believes that this name more accurately describes the business of the Company and may therefore be desirable from a marketing perspective.

     The change described above would require an amendment to the Company's Amended and Restated Certificate of Incorporation, in substantially the form set forth as Exhibit A to this Proxy Statement (the "Amendment"). A vote for this proposal will constitute a vote for the Amendment, and approval requires, under Delaware law, the affirmative vote of holders of a majority of the outstanding shares of Common Stock. The Amendment will not be effective unless and until it is filed with the Secretary of State of Delaware. Pursuant to Section 242(c) of the Delaware General Corporation Law, if for any reason the Board of Directors deems it advisable to do so, the Amendment may be abandoned at any time before, during or after the Annual Meeting and prior to the filing of the Amendment, without further action by the Company's stockholders. However, at this time, the Board of Directors knows of no reason why it would abandon the Amendment, and the Board of Directors currently intends to file the Amendment with the Secretary of State of Delaware if it is authorized by a vote of the Company's stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 2.

                 PROPOSAL 3 - SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of Deloitte & Touche LLP to serve as independent auditors of the Company for 1997 and recommends that the Company's stockholders vote for ratification of such selection. Deloitte & Touche LLP has served as independent auditors of the Company since 1991.

     One or more representatives of Deloitte & Touche LLP will be present at the annual meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 3.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

Report of Compensation Committee

     The Compensation Committee is responsible for establishing and administering the overall compensation policies and determining compensation matters applicable to the Company's senior management and other key officers. The Compensation Committee's overall executive compensation policy is to offer the Company's senior management and other key officers competitive compensation based upon personal performance, the performance of the Company and the individual's contribution to that performance, with the goal of attracting, motivating and retaining qualified executives integral to the overall success of the Company. The key elements of executive compensation are base salary, annual incentives and long-term incentives in the form of stock options.

     Base Salary. The base salary for each senior manager and other key officer is based primarily on personal performance and the salary levels in effect for comparable positions with the Company's principal competitors. The Company uses no set formula in making these determinations and may afford different weight to different factors from time to time for each senior manager and other key officer. The Compensation Committee reviews and establishes the base salary at the end of each year for its senior managers and other key officers who are not parties to employment agreements. The base salaries of executives employed pursuant to employment agreements are paid according to the terms of such agreements.

     Annual Incentives. Although the Company does not have a formal bonus plan, the Compensation Committee determines annual incentive awards for senior management and other key officers from time to time based on individual performance and Company performance. Specific performance goals of each executive are determined early each year in discussions between the executive and other members of senior management. Generally, these goals are not specific regarding financial performance. However, in certain cases where the owners of businesses acquired by the Company continue in the employ of the Company, specific financial performance criteria, such as revenues or profits, are used as one of the elements of compensation.

     Stock-Based Incentive Compensation. Stock options are considered long-term incentives and are designed to align the interests of the Company's senior management and other key officers with those of the stockholders. Typically, each grant of stock options under the Company's 1996 Amended and Restated Stock Option Plan (the "Company Stock Option Plan") and the Synergistic Systems, Inc. Stock Option Plan (the "SSI Stock Option Plan," and, together with the Company Stock Option Plan, the "Stock Option Plans") allows the grantee to acquire shares of Common Stock at a fixed price over a period of time, and the option vests in periodic installments subject to the continued employment of the executive. Accordingly, the option provides value to the executive only if he or she remains in the Company's employ and the value of the Common Stock increases over time. Although the Board of

Directors currently administers the Company Stock Option Plan, the Compensation Committee participates in those decisions and in some cases may recommend to the full Board the grant of options.

     Deductibility of Compensation. The Compensation Committee has reviewed the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which limits the deductibility of certain otherwise deductible compensation in excess of $1 million paid to the chief executive officer and other Named Executive Officers (as defined under "Executive Compensation-Summary Compensation Table"). It is the policy of the Company to attempt to have its executive compensation plans treated as tax deductible compensation wherever, in the judgment of the Compensation Committee, to do so would be consistent with the objectives of that compensation plan.

     Chief Executive Officer Compensation. The base salary of Peter W. Gilson, the Company's President and Chief Executive Officer was decreased from $221,888 in 1995 to $201,119 for 1996. Mr. Gilson's base salary is based on a comparison to the compensation of officers in similar positions at the Company's principal competitors, taking into consideration the Company's performance, the accomplishment of Mr. Gilson's goals and objectives and his contributions to the Company. Because the Board of Directors and Mr. Gilson believed it was important to maximize shareholder value, they felt Mr. Gilson's base salary should be set at the low end of the range suggested by the foregoing criteria. During 1996, Mr. Gilson was expected to play an integral role in the Company's initial public offering and in the pursuit of acquisition candidates. In February 1996, the Company completed its initial public offering (the "Initial Public Offering"), due in large part to Mr. Gilson's efforts. In addition, upon completion of the Initial Public Offering, the Company acquired three businesses and since that time has acquired eight additional businesses. Mr. Gilson has helped identify many of these acquisition prospects and negotiate the terms of the transactions in many cases. In light of Mr. Gilson's ownership of approximately 8.6% of the Common Stock issued and outstanding, the Company has determined that it is not necessary at this time to award stock options to Mr. Gilson, as his interest as a stockholder of the Company already provides him with the incentive intended by the granting of stock options and as more options will therefore be available to grant to other members of senior management and other personnel of the Company.

     The foregoing report has been submitted by the undersigned in our capacity as members of the Compensation Committee.

          Mortimer Berkowitz III      Peter W. Gilson

Compensation Committee Interlocks and Insider Participation

     Mr. Gilson is the Company's President and Chief Executive Officer. Mr. Berkowitz currently is not an officer of the Company, although he served as its Vice President and Secretary from August 1991 until December 1995.

Executive Compensation

     The Summary Compensation Table below sets forth the compensation earned by or paid to the Company's executive officers for the years ended December 31, 1994, 1995 and 1996. The table sets forth such compensation earned by or paid to the Chief Executive Officer and the Company's other executive officers (the "Named Executive Officers"). Mr. Hamid Mirafzali, the Company's National Director of Anesthesiology and the President of Spring Anesthesiology Group, Inc. ("Spring") and Physerv Solutions, Inc. ("Physerv"), was not employed by the Company until 1997 and accordingly received no compensation from the Company for the years covered by the following table. Pursuant to his employment agreement with the Company, Mr. Mirafzali is entitled to receive $250,000 during the first year of his employment and $375,000 on an annual basis thereafter, subject to increase or bonus compensation, at the Company's discretion.

                           Summary Compensation Table

                                               Annual Compensation                   Long Term Compensation(1)
                                      --------------------------------------  ----------------------------------------
                                                                                                               Long
                                                                               Restricted      Securities      Term
                                                                                  Stock        Underlying    Incentive   All Other
Name and Principal Position   Year     Salary(2)    Bonus(3)     Other(4)        Awards         Options       Payouts   Compensation
---------------------------   ----     ---------    --------     --------     -------------   -----------    ---------  ------------
Peter W. Gilson               1996     $201,119        --           --             --              --           --          --
  President and Chief         1995      221,888        --           --             --              --           --          --
  Executive Officer           1994      216,094        --           --             --              --           --          --

Hamilton F. Potter III        1996      126,279        --           --             --              --           --          --
  Executive Vice President    1995      137,151        --           --             --              --           --          --
  and Chief Operating Officer 1994      132,128        --           --             --              --           --          --

David S. Geller               1996(5)   137,619                  $28,898(6)        --              --           --          --
   Senior Vice President,
   Chief Financial Officer
   and Secretary

Jean Campbell                 1996(7)   125,000        --           --             --              --           --          --
  President of
  Synergistic Systems, Inc.

Peter D. Cooper               1996(8)    51,923        --           --             --              --           --          --
  President of EE&C

Jack R. Kinne(9)              1996      119,987        --           --             --              --           --          --
  President of Spring         1995      131,012        --        32,000(10)        --              --           --          --
                              1994      121,101     $25,000         --             --              --           --          --

----------------
(1) The Company has no long-term incentive compensation plans other than the Stock Option Plans. In 1996, a total of 571,748 shares of Common Stock had been granted under the Stock Option Plans and options to purchase 19,000 shares of Common Stock had been forfeited.

(2) Amounts shown include compensation deferred pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended.

(3) The Company has no formal bonus plan and does not provide for deferred awards. The Company may pay bonuses based on individual and Company performance.

(4) For the years covered by this table, the aggregate amount of Other Annual Compensation for each Named Executive Officer did not equal or exceed the lesser of $50,000 or 10% of such individual's base salary and bonus except for Mr. Geller in 1996 and Mr. Kinne in 1995.

(5) Mr. Geller became employed by the Company in February 1996 and did not receive compensation from the Company prior to that time.

(6) Mr. Geller received $28,898 in reimbursement for certain costs related to his relocation in connection with his relocation to the Company's headquarters.

(7) The Company acquired Synergistic Systems, Inc. in June 1996. Ms. Campbell did not receive compensation from the Company prior to that time.

(8) The Company acquired EE&C in August 1996. Mr. Cooper did not receive compensation from the Company prior to that time.

(9)  Mr. Kinne resigned as the President of Spring effective February 1997.

(10) Mr. Kinne received $32,000 in reimbursement for certain costs related to his relocation in connection with the relocation of Spring's headquarters to Stockton, California.


                         ----------------------------

     Set forth below as to each of the Named Executive Officers and certain significant employees of the Company who are not nominees for reelection to the Board of Directors is such officer's age, a brief description of his or her principal occupation and business experience during the past five years, directorships of certain companies presently held by such officer and certain other information, which information has been furnished by the respective individuals.

     Jean M. Campbell, age 50, joined the Company as the President and Chief Executive Officer of Synergistic Systems, Inc. ("Synergistic"), a California-based provider of accounts receivable management and healthcare information services, which the Company acquired in June 1996. From July 1996 until March
1997, Ms. Campbell was also a Director of the Company.   Ms. Campbell resigned
from the Board of Directors effective March 30, 1997.

     David S. Geller, age 38, joined the Company in February 1996 as its Vice President-Finance. In May 1996, Mr. Geller was made Senior Vice President, Chief Financial Officer and Secretary of the Company. From May 1990 until February 1996, Mr. Geller was a Senior Manager at Deloitte & Touche LLP.

     Hamid Mirafzali, age 41, joined the Company in February 1997 as its National Director of Anesthesiology, as President of Physerv, a physician business management services company that the Company acquired in February 1997, and as President of Spring. Mr. Mirafzali has served as Physerv's President since 1981.

Stock Option Plans

     The Company has no long-term incentive compensation plans other than the Company Stock Option Plan, which was adopted in February 1996, amended and restated in October 1996 and further amended in December 1996, and the SSI Stock Option Plan, which was adopted by Synergistic in December 1996.

     The purpose of the Stock Option Plans is to attract and retain employees (including officers), directors and independent consultants of the Company (for purposes of this description of the Company Stock Option Plan, the "Company" includes subsidiaries and certain affiliates of the Company) and provide such people with additional incentives by increasing their equity ownership in the Company. The Company has reserved an aggregate of 849,750 authorized but unissued shares of Common Stock for issuance under the Company Stock Option Plan. Prior to December 1996, the Company Stock Option Plan provided for the issuance of up to 939,750 shares of Common Stock. In December 1996, Synergistic established the SSI Stock Option Plan for its employees, under which 90,000 shares of Common Stock may be issued, and the Company reduced the number of shares issuable under the Stock Option Plan by 90,000. As of December 31, 1996, options to purchase up to 483,998 shares of Common Stock had been granted under the Company Stock Option Plan, options to purchase 19,000 shares of Common Stock had been forfeited and 384,752 shares of Common Stock remained available for issuance upon the exercise of future option grants under the Company Stock Option Plan. As of December 31, 1996, options to purchase 87,750 shares of Common Stock had been granted under the SSI Stock Option Plan, all of which remained outstanding, and 2,250 shares of Common Stock remained available for issuance upon the exercise of future option grants under the SSI Stock Option Plan.

     Options granted under the Stock Option Plans are intended to qualify either as incentive stock options under Section 422 of the Code or be nonqualified.
The Stock Option Plan is intended to satisfy the conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The following table sets forth certain information relating to stock option grants to the Named Executive Officers during the year ended December 31, 1996. During the year ended December 31, 1996, no options were exercised by any Named Executive Officer or any other option holder.

                 Option Grants in Year ended December 31, 1996

                                                                                                       Potential Net Realizable
                                Number of           % of Total                                      Value at  Assumed Annual Stock
                                Securities            Options                                     Price Appreciation for Option Term
                                Underlying          Granted to         Exercise        Expiration
       Name                   Options Granted        Employees          Price             Date          5% ($)           10% ($)
       ----                   ---------------        ---------          -----             ----          ------           -------

Peter W. Gilson............          --                  --               --                --            --                --
Hamilton F. Potter III.....          --                  --               --                --            --                --
David S. Geller............        25,000(1)             4.4%         $ 15.00            2/13/06       $236,000          $598,000
                                   25,000(2)             4.4           21.125             9/4/06        332,000           842,000
Jean Campbell..............         9,000(3)             1.6           19.125           12/31/06        108,000           274,000
Peter D. Cooper............          --                  --               --                --            --                --
Jack R. Kinne(4)...........         7,000(5)             1.2            12.00            2/12/06         53,000           134,000
------------------------------

(1) The options, which were granted in February 1996 under the Company Stock Option Plan, are non-qualified and become exercisable in five equal annual installments beginning in February 1997.
(2) The options, which were granted in September 1996 under the Company Stock Option Plan, are non-qualified and become exercisable in five equal annual installments beginning in September 1997.
(3) The options, which were granted in December 1996 under the SSI Stock Option Plan, are non-qualified and become exercisable in five equal annual installments beginning in December 1997.
(4) Mr. Kinne resigned from the Company effective February 14, 1997 but is continuing to provide transition services to Spring at its request.
(5) The options, which were granted in February 1996 under the Company Stock Option Plan, are non-qualified and become exercisable in five equal annual installments beginning in February 1997.
                 ---------------------------------------------

     Employment Agreements

         Effective February 14, 1996, the Company entered into an employment agreement with David S. Geller under which Mr. Geller will be employed by the Company until February 1998, subject to earlier termination by the Company for "cause", as defined in the agreement. Under the Employment Agreement, Mr. Geller will receive an annual salary of $150,000, subject to upward adjustments, and is entitled to receive bonus compensation as may be determined by the Compensation Committee.

         Effective June 28, 1996, Synergistic entered into an employment agreement with Ms. Campbell under which Ms. Campbell will be employed by Synergistic until June 2001, subject to earlier termination by Synergistic for "cause", as defined in the agreement. Under the employment agreement, Ms. Campbell will receive an annual salary of $250,000, subject to upward adjustments, and is entitled to receive incentive compensation based on the growth in Synergistic's earnings.

     Effective August 30, 1996, EE&C entered into an employment agreement with Mr. Cooper under which Mr. Cooper will be employed by EE&C until August 1999, subject to earlier termination by EE&C for "cause", as defined in the agreement. Under the employment agreement, Mr. Cooper will receive an annual salary of $230,000, subject to upward cost-of-living adjustments, and is entitled to receive incentive compensation as may be determined by the board of directors of EE&C.

     Effective February 5, 1997, the Company entered into an employment agreement with Mr. Mirafzali under which Mr. Mirafzali will serve as the Company's National Director of Anesthesiology and as the President of Spring and of Physerv until February 2002, subject to earlier termination by the Company for "cause", as defined in the agreement. Under the employment agreement, Mr. Mirafzali will receive $250,000 during the first year of his employment and $375,000 on an annual basis thereafter, subject to upward adjustments and bonus compensation as may be determined by the Company.

     In February 1997, Jack R. Kinne, resigned as the President of Spring. Mr. Kinne has agreed to assist Mr. Mirafzali in the transition of Spring to Mr. Mirafzali's management. Spring has agreed to compensate Mr. Kinne for such services on the same basis under which he was employed.

                              CERTAIN TRANSACTIONS

Preferred Stock Investment

     Upon completion of the Initial Public Offering in February 1996, the Company applied approximately $2,932,000 of the net proceeds of the offering to redeem all of its 10% Preferred Stock, Series A and Series B. Mr. John N. Irwin III, a beneficial owner of more than five percent of the shares of Common Stock, was the beneficial owner of an aggregate of $2,694,000 in such shares of preferred stock, as to which he disclaimed beneficial ownership of all but $6,000 in such shares. Of the amount of preferred stock otherwise attributable to Mr. Irwin, Hillside Capital Incorporated, a corporation in which Mr. Irwin holds a controlling equity interest, owned of record, before the redemption by the Company, over $1,510,000 in such shares of the Company's 10% Preferred Stock, Series A.

Stockholder Action

     In connection with the Company's loans from Meridian Bank that were made prior to the Initial Pubic Offering, all of the stockholders of the Company at the time, including Messrs. Berkowitz, Gilson, Potter and Irwin, pledged their shares of capital stock as security for the Company's loan obligations. Upon repayment of these loan obligations with a portion of the net proceeds of the Initial Public Offering, those pledged shares were released.

     Under the terms of the Shareholders' Agreement among the Company and its pre-Initial Public Offering stockholders, those stockholders were granted certain registration rights, including the right to be included in the Initial Public Offering. Those registration rights were waived for the Initial Public Offering. Those shareholders continue to have the right, subject to certain conditions, to include their shares of Common Stock in a registration of securities of the Company.

Acquisitions

     In connection with the Company's acquisition in June 1996 of Synergistic, Ms. Campbell received 236,250 shares of Common Stock in exchange for her ownership interest in Synergistic. In connection with this acquisition, the Company granted the former stockholders of Synergistic, including Ms. Campbell, certain registration rights with respect to their shares of Common Stock.

     In connection with the Company's acquisition in August 1996 of EE&C, Ms. Scialo, Mr. Cooper's wife, received 739,048 shares of Common Stock in exchange for her ownership interest in EE&C and in satisfaction of principal of and interest on a promissory note issued by EE&C. The law firm of Eltman, Eltman & Cooper, P.C., of which Mr. Cooper is the sole stockholder, received 90,376 shares of Common Stock in exchange for its ownership interest in EE&C and in satisfaction of principal and interest owed to the law firm by EE&C pursuant to a promissory note. In connection with its acquisition of EE&C, the Company granted the former stockholders of EE&C, including Ms. Scialo and Eltman, Eltman & Cooper, P.C., certain registration rights with respect to their shares of Common Stock. Additionally, simultaneously with this acquisition, S&C Investors, a company controlled by Ms. Jane Cooper, Mr. Cooper's sister, received $500,000 owed to it by EE&C.

     In connection with the Company's acquisition in September 1996 of Medical Intercept Systems, LLC, Med-Data Interface Systems, LLC and EE&C Health Services, Inc., Mr. Cooper received 77,453 shares of the Common Stock and $2,259,107 in exchange for his minority ownership interest in those companies. In connection with these acquisitions, the Company granted the former stockholders and members of those companies, including Mr. Cooper, certain registration rights with respect to their shares of Common Stock.

     In connection with the Company's acquisition in February 1997 of Physerv, Mr. Miraflazi, his wife and two family trusts received an aggregate of $10.1 million and 570,682 shares of Common Stock in exchange for all of the common stock of Physerv. In connection with this acquisition, the Company granted the former stockholders of Physerv certain registration rights with respect to their shares of Common Stock.

Miscellaneous

     EE&C leases a portion of its office space from a company that is 50% owned by a partnership in which Mr. Cooper is a general partner. This lease is on a month-to-month basis with a monthly rent of approximately $26,000.

     Physerv leases a portion of its office space and certain office equipment from companies that are owned by Mr. Mirafzali and his wife. This office lease expires in December 2005 with a monthly rent of $23,500, and the equipment lease expires in October 1999 with a monthly lease payment of $3,150.

     The law firm of Eltman, Eltman & Cooper, P.C., of which Mr. Cooper is the sole stockholder, is among several law firms that provide legal services to EE&C on an ongoing basis. The Company believes that the legal fees paid to Eltman, Eltman & Cooper, P.C. are equal to or less than fees that would be paid to other firms.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative return to the stockholders of the Company's Common Stock, based on an investment of $100, with the cumulative return of the Center for Research in Security Prices ("CRSP") Total Return Index for The Nasdaq Stock Market (U.S. Companies) and the CRSP Total Return Index for the NASDAQ Computer and Data Processing Services Stocks for the period commencing after the close of the market on February 12, 1996 (the date of the Initial Public Offering) and ending on December 31, 1996. Returns for the indices are weighted based on market capitalization.


                              2/12/96   3/29/96   6/28/96   9/30/96   12/31/96
Physician Support            $ 100.00  $ 105.38  $ 139.23  $ 149.23  $  118.46
Systems, Inc.

Nasdaq Computer & Data       $ 100.00  $ 101.18  $ 112.47  $ 114.71  $  119.36
Proc.

Nasdaq Composite (US)        $ 100.00  $ 100.55  $ 108.18  $ 112.01  $  117.86


                             COMMON STOCK OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of March 31, 1997 (i) by each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) by each of the Company's directors and Named Executive Officers and (iii) by such directors and all executive officers as a group.


                                                                   Number of Shares
                                                                     Beneficially                    Percent of
      Beneficial Owner(1)                                              Owned(2)                        Total
      -------------------                                              --------                        -----
Peter W. Gilson..................................................       840,000                         8.6%
Hamilton F. Potter III...........................................       504,000                         5.2
David S. Geller..................................................         5,000(3)                       *
Jean M. Campbell.................................................       236,250                         2.4
Peter D. Cooper..................................................       947,649(4)                      9.7
Hamid Mirafzali..................................................       570,932(5)                      5.9
Mortimer Berkowitz III...........................................       346,000(6)                      3.5
Richard W. Vague.................................................        20,000(7)                       *
Elaine Scialo....................................................       947,649(8)                      9.7
John N. Irwin III................................................       498,400(9)                      5.1
All executive officers and directors as a group (eight persons)..     3,469,831(3)(4)(5)(6)(7)(8)      35.6

--------------

* Less than 1%

(1) The address for each beneficial owner is in care of the Company, Route 230 and Eby-Chiques Road, Mt. Joy, Pennsylvania 17552 (U.S. mail address: P.O. Box 127, Landisville, Pennsylvania 17538).
(2) Except as indicated in footnotes 4, 5, 8 and 9 to this table, to the knowledge of the Company, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, except to the extent authority is shared by spouses under applicable law.
(3) Represents shares issuable upon the exercise of options granted to Mr. Geller under the Company Stock Option Plan at an exercise price of $15.00 per share, which options are currently exercisable.
(4) Includes 779,820 shares owned of record by Mr. Cooper's wife, Ms. Elaine Scialo, and 90,376 shares owned of record by the law firm of Eltman, Eltman & Cooper, P.C., of which Mr. Cooper is the sole stockholder. Mr. Cooper disclaims beneficial ownership with respect to all shares not owned by him of record.
(5) Includes 234,032 shares owned of record by Mr. Mirafzali's wife, Shadan Mirafzali, and an aggregate of 95,868 shares owned in trust for the benefit of Mr. and Mrs. Mirafzali's children. Mr. Mirafzali disclaims beneficial ownership with respect to all shares not owned by him of record.
(6) Includes 10,000 shares issuable upon the exercise of options granted to Mr. Berkowitz under the Company Stock Option Plan at an exercise price of $20.75 per share, which options are currently exercisable.
(7) Includes 10,000 shares issuable upon the exercise of options granted to Mr. Vague under the Company Stock Option Plan at an exercise price of $15.50 per share, which options are currently exercisable.
(8) Includes 77,453 shares owned of record by Ms. Scialo's husband, Mr. Cooper, and 90,376 shares owned of record by the law firm of Eltman, Eltman & Cooper, P.C., of which Mr. Cooper is the sole stockholder. Ms. Scialo disclaims beneficial ownership with respect to all shares not owned by her of record.
(9) Includes 92,400 shares owned of record by Mr. Irwin's wife, 177,800 shares owned of record for a trust of which Mr. Irwin's children are the beneficiaries and 226,800 shares owned of record by Hillside Capital Incorporated, a corporation in which Mr. Irwin holds a controlling equity interest. Mr. Irwin disclaims beneficial ownership with respect to all shares not owned by him of record.

              SECTION 16(a) BENEFICIAL OWNERSHIP REPORT COMPLIANCE


     Section 16(a) of the Exchange Act requires the Company's directors, officers and persons who own more than 10% of a registered class of the Company's Common Stock to file reports about their beneficial ownership of the Company's Common Stock. The Company's Common Stock was registered under the Exchange Act on February 9, 1996. Based solely on a review of the forms submitted to the Company, none of the Company's directors, officers or owners of more than 10% of the Common Stock has failed to file any reports as and when required by Section 16(a) of the Exchange Act with respect to the year 1996, except that two transactions were not timely reported by Mr. Vague. Mr. Vague subsequently filed a Form 4 to report the transactions.

                         ANNUAL REPORT TO STOCKHOLDERS

     The annual report of the Company for the year ended December 31, 1996, including audited financial statements, accompanies this Proxy Statement.

                           ANNUAL REPORT ON FORM 10-K

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, which includes audited financial statements, was filed with the Securities and Exchange Commission on March 31, 1997. The Company will, upon the request of any stockholder, provide a copy of such Annual Report on Form 10-K to such stockholder, free of charge.

                             STOCKHOLDER PROPOSALS

     Any stockholder proposals intended to be presented at the Company's 1998 annual meeting of stockholders must be received no later than January 10, 1998 in order to be considered for inclusion in the Proxy Statement and form of proxy to be distributed by the Board in connection with such meeting.

                            EXPENSE OF SOLICITATION

     The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, facsimile or mail by one or more employees of the Company. The Company also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of the Common Stock.

                                     David S. Geller
                                     Senior Vice President, Chief Financial
                                     Officer and Secretary

May 10, 1997

                                                                       Exhibit A

                          CERTIFICATE OF AMENDMENT OF

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        PHYSICIAN SUPPORT SYSTEMS, INC.


       Physician Support Systems, Inc. (the "Corporation") certifies as follows:

       1. That at a meeting of the Board of Directors of the Corporation, duly convened and held, a resolution proposing and declaring advisable the following amendment to the amended and restated certificate of incorporation of the Corporation was duly adopted:

         RESOLVED, that the amended and restated certificate of incorporation of the Corporation be amended by deleting Article 1 in its entirety and replacing therewith the following:

         "1. The name of the Corporation is Physician & Hospital Support Services, Inc."


       2. Upon notice in accordance with the terms of Section 222 of the Delaware General Corporation Law, the foregoing amendment was duly adopted by the necessary number of shares as required by statute at the annual meeting of the stockholders of the Corporation.

       3.  The amendment was duly adopted in accordance with the provisions of
Section 242 of the Delaware General Corporation Law.

                           [Front Side of Proxy Card]



                        PHYSICIAN SUPPORT SYSTEMS, INC.

                         PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of PHYSICIAN SUPPORT
      SYSTEMS, INC. for the Annual Meeting of Stockholders on June 4, 1997

     The undersigned appoints Peter W. Gilson, Hamilton F. Potter III and
David S. Geller, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Physician Support Systems, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on June 4, 1997, and at any adjournment or postponement thereof, as indicated on the reverse side.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR proposals 1, 2 and 3.

                    (Continued, and to be signed and dated on the reverse side.)


                                    Physician Support Systems, Inc.
                                    P.O. Box 11286
                                    New York, N.Y.  10203-0286

                          [Reverse Side of Proxy Card]


1. Election of Directors

FOR all nominees  [_]        [_]  WITHHOLD AUTHORITY        [_]  *EXCEPTIONS
listed below                      to vote for all nominees
                                  listed below

Nominees:  Peter W. Gilson, Hamilton F. Potter III, Mortimer Berkowitz III,
           Peter D. Cooper and Richard W. Vague
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions
           ---------------------------------------------------------------------

2. To authorize and approve an amendment to the Company's Amended and Restated Certificate of Incorporation changing the name of the Company to "Physician & Hospital Support Services, Inc."

    [_]  FOR                   [_]  AGAINST                   [_]  ABSTAIN

3. To ratify and approve the selection by the Board of Directors of Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending December 31, 1997.

    [_]  FOR                   [_]  AGAINST                   [_]  ABSTAIN

In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof

Change of Address and or Comments Mark Here  [_]


The signature on this Proxy should correspond exactly with stockholder's name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

DATED:                                                                   , 1997
      -------------------------------------------------------------------


--------------------------------------------------------------------------------
                                   Signature

--------------------------------------------------------------------------------
                                   Signature

Votes must be indicated (x) in Black or Blue Ink


Please sign, date and return this proxy in the enclosed prepaid envelope